Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

On October 29, 2023, Realty Income Corporation (“Realty Income”) entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Saints MD Subsidiary, Inc., (“Merger Sub”) a Maryland corporation and direct wholly owned subsidiary of Realty Income, and Spirit Realty Capital, Inc. (“Spirit”). Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Spirit will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”). At the time the Merger becomes effective (the “Merger Effective Time”), (i) each outstanding share of Spirit common stock, par value $0.05 per share will be converted into 0.762 (the “Exchange Ratio”) shares of Realty Income common stock, par value $0.01 per share, and (ii) each outstanding share of Spirit Series A preferred stock, par value $0.01 per share will be converted into one share of newly created Realty Income Series A preferred stock, par value $0.01 per share having substantially the same terms as the Spirit Series A preferred stock. Holders of shares of Spirit common stock and Spirit Series A preferred stock (other than those held by Spirit, Realty Income or their respective affiliates) will receive cash in lieu of fractional shares. At the Merger Effective Time, each award of outstanding restricted Spirit common stock (a “Spirit Restricted Stock Award”), will be cancelled and automatically converted into Realty Income common stock using the Exchange Ratio as a multiplier and cash consideration in respect of any fractional shares, and each outstanding vested or unvested Spirit performance share award (a “Spirit Performance Share Award”) whether or not then vested, will be cancelled and automatically converted into Realty Income common stock in accordance with the Merger Agreement based on the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Merger Effective Time, and cash consideration in lieu of any fractional share of Realty Income common stock, and the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit Performance Share Award.

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with Realty Income treated as the acquiror. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty Income and historical consolidated financial statements of Spirit as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):

•	The Merger;

•	Merger transaction costs specifically related to the Merger; and

•	Adjustments to reflect compensation expense as a result of the acceleration of certain pre-existing Spirit stock-based compensation awards in connection with the Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, give effect to the Pro Forma Transactions as if they had occurred on January 1, 2022.

These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty Income’s management. The unaudited pro forma adjustments represent Realty Income’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty Income’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty Income’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent Realty Income’s financial position or results of operations for future periods.

Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty Income or Spirit’s real estate acquisitions that have closed or may close after September 30, 2023 or the related financing of those acquisitions, (2) certain Realty Income or Spirit rental rate increases that occurred after September 30, 2023, (3) potential synergies that may be achieved following the Merger, including potential overall savings in general and administrative expense, or any strategies that Realty Income’s management may consider in order to continue to efficiently manage Realty Income’s operations, (4) any one-time integration and other costs (including any cash severance payments) related to the Merger that may be incurred following the Merger closing, including those that may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, (5) any debt or equity issuances, repayments, or redemptions, by Realty Income or Spirit, which may occur subsequent to September 30, 2023, but prior to the Merger closing, including Spirit’s contemplated additional $200 million term loan draw in December 2023, and (6) any hedge accounting assessment and redesignation related to the existing interest rate swaps of Spirit.

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in thousands)

	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$14,408,324	$1,808,364	$49,088	[1]	$16,265,776
Buildings and improvements	33,606,951	7,015,086	(948,871)	[1]	39,673,166
Total real estate held for investment, at cost	48,015,275	8,823,450	(899,783)		55,938,942
Less accumulated depreciation and amortization	(5,781,056)	(1,354,807)	1,354,807	[2]	(5,781,056)
Real estate held for investment, net	42,234,219	7,468,643	455,024		50,157,886
Real estate and lease intangibles held for sale, net	19,927	61,545	31,255	[3]	112,727
Cash and cash equivalents	344,129	134,166	(156,656)	[4]	321,639
Accounts receivable, net	678,441	199,826	(185,245)	[5]	693,022
Lease intangible assets, net	5,089,293	389,100	844,630	[6]	6,323,023
Goodwill	3,731,478	225,600	245,485	[7]	4,202,563
Other assets, net	3,239,433	171,328	(11,785)	[8]	3,398,976
Total assets	$55,336,920	$8,650,208	$1,222,708		$65,209,836

LIABILITIES AND EQUITY
Distributions payable	$187,288	$99,571	$(99,571)	[4]	$187,288
Accounts payable and accrued expenses	660,366	69,045	60,000	[9]	789,411
Lease intangible liabilities, net	1,426,264	106,814	284,677	[10]	1,817,755
Other liabilities	786,437	61,737	-		848,174
Line of credit payable and commercial paper	858,260	-	-		858,260
Term loan, net	1,287,995	1,090,198	10,507	[11]	2,388,700
Mortgages payable, net	824,240	4,545	(316)	[11]	828,469
Notes payable, net	17,482,652	2,725,505	(385,651)	[11]	19,822,506
Total liabilities	23,513,502	4,157,415	(130,354)		27,540,563

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock and paid-in capital	-	166,177	(6,166)	[12]	160,011
Common stock and paid-in capital	38,031,829	7,307,795	(1,543,717)	[12]	43,795,907
Distributions in excess of net income	(6,416,534)	(3,036,475)	2,958,241	[12]	(6,494,768)
Accumulated other comprehensive income	41,849	55,296	(55,296)	[12]	41,849
Total stockholders’ equity	31,657,144	4,492,793	1,353,062		37,502,999
Noncontrolling interests	166,274	-	-		166,274
Total equity	31,823,418	4,492,793	1,353,062		37,669,273
Total liabilities and equity	$55,336,920	$8,650,208	$1,222,708		$65,209,836

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except per share data)

	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$2,929,440	$561,765	$24,244	[13]	$3,515,449
Other	73,268	9,200	1,212	[14]	83,680
Total revenue	3,002,708	570,965	25,456		3,599,129

EXPENSES
Depreciation and amortization	1,419,321	236,527	15,180	[15]	1,671,028
Interest	522,110	104,993	63,066	[16]	690,169
Property (including reimbursable)	235,081	24,077	72	[17]	259,230
General and administrative	106,521	46,190	-		152,711
Provisions for impairment	59,801	36,052	-		95,853
Merger and integration-related costs	4,532	-	-		4,532
Total expenses	2,347,366	447,839	78,318		2,873,523
Gain on sales of real estate	19,675	66,450	-		86,125
Foreign currency and derivative gain, net	4,957	-	-		4,957
Equity in income and impairment of investment in unconsolidated entities	411	-	-		411
Other income, net	12,985	-	-		12,985
Income before income taxes	693,370	189,576	(52,862)		830,084
Income taxes	(36,218)	(754)	-		(36,972)
Net income	657,152	188,822	(52,862)		793,112
Net income attributable to noncontrolling interests	(3,248)	-	-		(3,248)
Dividends paid to preferred stockholders	-	(7,763)	-		(7,763)
Net income available to common stockholders	$653,904	$181,059	$(52,862)		$782,101

Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$0.96	$1.28			$0.99
Weighted average common shares outstanding:					(Note 5)
Basic	681,419	141,095			789,725
Diluted	682,129	141,103			790,435

REALTY INCOME CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share data)

	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$3,299,657	$703,029	$36,775	[13]	$4,039,461
Other	44,024	6,600	1,617	[14]	52,241
Total revenue	3,343,681	709,629	38,392		4,091,702

EXPENSES
Depreciation and amortization	1,670,389	292,985	42,623	[15]	2,005,997
Interest	465,223	117,622	86,643	[16]	669,488
Property (including reimbursable)	226,330	29,837	96	[17]	256,263
General and administrative	138,459	62,023	-		200,482
Provisions for impairment	25,860	37,156	-		63,016
Merger and integration-related costs	13,897	-	78,234	[18]	92,131
Total expenses	2,540,158	539,623	207,596		3,287,377
Gain on sales of real estate	102,957	110,900	-		213,857
Foreign currency and derivative (loss), net	(13,311)	-	-		(13,311)
Gain (loss) on extinguishment of debt	367	(172)	-		195
Equity in income and impairment of investment in unconsolidated entities	(6,448)	-	-		(6,448)
Other income, net	30,511	5,679	-		36,190
Income before income taxes	917,599	286,413	(169,204)		1,034,808
Income taxes	(45,183)	(897)	-		(46,080)
Net income	872,416	285,516	(169,204)		988,728
Net income attributable to noncontrolling interests	(3,008)	-	-		(3,008)
Dividends paid to preferred stockholders	-	(10,350)	-		(10,350)
Net income available to common stockholders	$869,408	$275,166	$(169,204)		$975,370

Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$1.42	$2.04			$1.35
Weighted average common shares outstanding:					(Note 5)
Basic	611,766	134,548			720,072
Diluted	612,181	134,646			720,487

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The Realty Income and Spirit historical financial information has been derived from, in the case of Realty Income, its consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and Annual Report on Form 10-K for the year ended December 31, 2022, and, in the case of Spirit, its consolidated financial statements included as Exhibits 99.1 and 99.2 to Realty Income’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 27, 2023 (the “Form 8-K”) of which this Exhibit 99.3 is a part. Certain historical amounts of Spirit have been reclassified to conform to Realty Income’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty Income’s and Spirit’s consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Pro Forma Transactions as if they had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2022.

The historical financial statements of Realty Income and Spirit have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Pro Forma Transactions under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) (“Pro Forma Transactions Adjustments”). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Realty Income treated as the acquiror of Spirit. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the Merger has been allocated to the assets acquired and liabilities assumed of Spirit based upon Realty Income management’s preliminary estimate of their fair values as of September 30, 2023. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Merger and which is anticipated to occur during the first quarter of 2024, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Merger could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of Realty Income, after giving pro forma effect to the Pro Forma Transactions, which include the issuance of Realty Income common stock to Spirit stockholders, the assumption of Spirit’s outstanding debt, the conversion of each outstanding Spirit Series A preferred stock outstanding into newly issued shares of Realty Income Series A preferred stock, and related transactions.

The Merger, the Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect the impact of the potential incremental financing that may be obtained prior to the close of the Merger, nor incorporate the effectiveness of the application of any new hedge accounting redesignation related to the interest rate swaps currently held by Spirit and anticipated of being undertaken by Realty Income as these arrangements are still being evaluated as of the date of this filing. In the opinion of Realty Income’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations of the combined company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Supplemental Risk Factors” in Exhibit 99.4 to this Form 8-K.

Note 2 – Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty Income’s audited consolidated financial statements as of and for the year ended December 31, 2022, and Realty Income’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2023. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Spirit’s financial information to identify differences in accounting policies as compared to those of Realty Income. With the information currently available, Realty Income’s management has determined that there were no significant accounting policy differences between Realty Income and Spirit and, therefore, no adjustments were made to conform Spirit’s financial statements to the accounting policies used by Realty Income in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment will be performed and finalized for purchase accounting.

As part of the application of ASC 805, Realty Income will continue to conduct a more detailed review of Spirit’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Spirit’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty Income’s accounting policies and classifications. Therefore, Realty Income may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Merger is completed.

Note 3 – Reclassification Adjustments

Spirit’s historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Realty Income presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of Spirit.

Balance Sheet

●	The components of Spirit’s September 30, 2023 Land and improvements on Spirit’s consolidated balance sheet have been reclassified to Realty Income’s (i) Land and (ii) Building and improvements, as follows (in thousands):

September 30, 2023
Land and improvements:	$2,742,072
Land (as presented)	1,808,364
Building and improvements	933,708

●	Spirit’s September 30, 2023 balance of $1.4 billion previously classified as Accumulated depreciation on Spirit's consolidated balance sheet, has been reclassified to Realty Income’s Accumulated depreciation and amortization.

●	Spirit’s September 30, 2023 balance of $61.5 million previously classified as Real estate assets held for sale, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Real estate and lease intangibles held for sale, net.

●	Spirit’s September 30, 2023 balances for the accounts previously classified as Loan receivables, net, components of Deferred costs and other assets, net (as shown in table below) and Real estate assets under direct financing leases, net have been reclassified to Realty Income’s Other assets, net, as follows (in thousands):

September 30, 2023
Loans receivable, net	$52,949
Portion of deferred costs and other assets, net	110,975
Real estate assets under direct financing leases, net	7,404
Other assets, net (as presented)	$171,328

●	$199.8 million of Spirit’s September 30, 2023 receivables and straight-line rent previously classified by Spirit as Deferred costs and other assets, net have been reclassified from Deferred costs and other assets, net to Realty Income’s Account receivable, net.

●	Spirit’s September 30, 2023 balance of $2.7 billion previously classified as Senior unsecured notes, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Notes payable, net.

●	The components of Spirit’s September 30, 2023 Accounts payable, accrued expenses and other liabilities on Spirit’s consolidated balance sheet, have been reclassified to Realty Income’s (i) Distributions payable, (ii) Accounts payable and accrued expenses, and (iii) Other liabilities, as follows (in thousands):

September 30, 2023
Accounts payable, accrued expenses and other liabilities:	$230,353
Distributions payable (as presented)	99,571
Accounts payable and accrued expenses (as presented)	69,045
Other liabilities (as presented)	61,737

●	Spirit’s September 30, 2023 balance of $3.0 billion previously classified as Accumulated deficit has been reclassified to Realty Income’s Distributions in excess of net income.

●	Spirit’s September 30, 2023 balances previously classified as Common stock and Capital in excess of common stock par value have been reclassified to Realty Income’s Common stock and paid-in capital, as follows (in thousands):

September 30, 2023
Common stock	$7,067
Capital in excess of common stock par value	7,300,728
Common stock and paid-in capital (as presented)	$7,307,795

Income Statement

●	Spirit’s balances for Interest income on loans receivable, Earned income from direct financing leases and Other operating income previously classified as separate components of Spirit’s Revenues, have been reclassified to Realty Income’s Other revenue, as follows (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Interest income on loans receivable	$3,919	$1,884
Earned income from direct financing leases	393	525
Other operating income	4,888	4,191
Other revenue (as presented)	$9,200	$6,600

●	Spirit’s balances of Deal pursuit costs of $1.2 million and $4.7 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s General and administrative.

●	Spirit’s balances for Gain on disposition of assets of $66.5 million and $110.9 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s Gain on sales of real estate.

Note 4 – Preliminary Purchase Price Allocation and Pro Forma Transactions Adjustments

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to Spirit’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $5.9 billion. The calculation of the estimated preliminary purchase price related to the Merger is as follows (in thousands, except share and per share data):

Amount
Shares of Spirit’s common stock to be exchanged (a)	141,331,218
Exchange Ratio	0.762
Shares of Realty Income common stock issued	107,694,388
Closing price of Realty Income common stock on November 20, 2023	$53.22
Estimated fair value of Realty Income common stock to be issued to the former holders of Spirit common stock	$5,731,495
Shares of Realty Income Series A preferred stock issued in exchange for Spirit Series A preferred stock (b)	6,900,000
Closing price of Spirit Series A preferred stock on November 20, 2023 (b)	$23.19
Estimated fair value of Realty Income Series A preferred stock to be issued to the former holders of Spirit Series A preferred stock	$160,011
Estimated fair value of Spirit’s Performance Share Awards attributable to pre-combination services (c)	$20,180
Cash payment for accrued and unpaid dividend equivalents to Performance Share Award holders to be settled by Realty Income (d)	$4,021
Less: estimated fair value of Spirit Restricted Stock Awards attributable to post-combination costs (e)	$(5,831)
Total estimated preliminary purchase price	$5,909,876

a)	Includes 141,331,218 shares of Spirit common stock outstanding as of September 30, 2023, inclusive of 206,817 unvested Restricted Stock Awards which will be converted into Realty Income common stock at the Merger Effective Time. The portion of the converted unvested Restricted Stock Awards related to post-combination expense is removed in footnote (e) below. Under the Merger Agreement, these shares and units are to be converted to Realty Income common stock at an Exchange Ratio of 0.762 per share of Spirit’s common stock.

b)	Includes 6,900,000 shares of Spirit Series A preferred stock outstanding as of September 30, 2023. Under the Merger Agreement, these shares are to be converted to the newly issued Realty Income Series A preferred stock at an exchange ratio of 1.0 per share of Spirit Series A preferred stock at the Merger Effective Time. Given that Spirit Series A preferred stock is publicly traded, and it will be exchanged into a newly created class of Realty Income Series A preferred stock having substantially the same terms as the Spirit Series A preferred stock, the publicly traded price of Spirit Series A preferred stock is the best indicator of the preliminary fair value of Realty Income Series A preferred stock yet to be issued.

c)	Represents the estimated fair value of fully vested Spirit Performance Share Awards that will be converted into Realty Income common stock at the Merger Effective Time that are attributable to pre-combination services.

d)	Represents the amount of any accrued and unpaid cash dividend equivalents corresponding to each Performance Share Award that will be settled by Realty income in cash.

e)	Represents the estimated fair value of Spirit Restricted Stock Awards that will be accelerated and converted into Realty Income common stock upon the Merger Effective Time, reflecting the value attributable to post-combination services.

The actual value of the Realty Income common stock and Realty Income Series A preferred stock to be issued in the Merger will depend on the market price of shares of Realty Income common stock and Realty Income Series A preferred stock at the closing date of the Merger, and therefore the actual purchase price will not be known until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in the Realty Income common stock and the Realty Income Series A preferred stock price from the assumptions set forth in the table above would change the purchase price by approximately $589 million, which would be recorded as an adjustment to the fair value of the assets and liabilities acquired, including goodwill as applicable. In addition, the outstanding number of shares of Spirit common stock, and the outstanding shares of Spirit Series A preferred stock may change prior to the closing of the Merger due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding Spirit equity-based awards and any grants of new equity-based awards.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty Income management’s preliminary estimate of their respective fair values as of September 30, 2023 (in thousands):

Amount
Total estimated preliminary purchase price	$5,909,876
Assets:
Real estate held for investment	$7,923,667
Real estate and lease intangibles held for sale	92,800
Lease intangible assets	1,233,730
Cash and cash equivalents (a)	39,531
Accounts receivable	14,581
Other assets	159,543
Total assets acquired	$9,463,852

Liabilities:
Accounts payable and accrued expenses (b)	$127,045
Lease intangible liabilities	391,491
Other liabilities	61,737
Term loan	1,100,705
Mortgages payable	4,229
Notes payable	2,339,854
Total liabilities assumed	$4,025,061
Estimated preliminary fair value of net assets acquired	$5,438,791
Goodwill	$471,085

a)	This balance does not include $4.0 million of the Pro Forma Transactions Adjustments related to Realty Income’s cash payment for accrued and unpaid dividend equivalents to Performance Share Award holders, that is included in the Total estimated preliminary purchase price. The balance also does not include the Pro Forma Transactions Adjustment related to the settlement of $58.0 million of Spirit’s estimated transaction-related costs following the Merger Effective Time.

b)	This balance includes $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and will be settled by Realty Income following the Merger Effective Time.

The preliminary fair values of identifiable assets acquired, and liabilities assumed are based on an estimated valuation as of an assumed date upon which the Merger Effective Time would occur that was prepared by Realty Income with the assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Spirit, Realty Income used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., discounts) of mortgages payable and notes payable to be assumed in the Merger, all of which are based on Realty Income’s historical experience with similar assets and liabilities. In determining the estimated fair value of Spirit’s assets and liabilities, Realty Income utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on Realty Income’s, Spirit’s and other portfolios with similar property characteristics.

The purchase price allocation presented above is preliminary and it has not been finalized. The final determination of the allocation of the purchase price will be completed no later than twelve months following the Merger Effective Time. These final fair values will be determined based on Realty Income’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

Balance Sheet

The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated balance sheets as if the Pro Forma Transactions occurred on September 30, 2023.

Assets

1)	The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of Spirit's historical carrying values of $1.8 billion for Land and $7.0 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $1.9 billion for Land and $6.1 billion for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets to be acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical gross carrying value	Total pro forma adjustment
Land	$1,857,452	$(1,808,364)	$49,088
Buildings and improvements	6,066,215	(7,015,086)	(948,871)

2)	Accumulated depreciation and amortization were adjusted to eliminate Spirit’s historical accumulated depreciation balance of $1.4 billion.

3)	Spirit's Real estate and lease intangibles held for sale, net was adjusted to remove the historical carrying value of $61.5 million, and reflect its assets at fair value, less estimated selling expenses, on those assets, totaling $92.8 million. The fair value was determined based on the contractual sale prices from executed sale agreements.

4)	Pro forma adjustment to Cash and cash equivalents and Distributions Payable represents the payment of dividends declared, but not paid, as of the Merger Effective Date to Spirit’s common stock, restricted stock award, and performance stock award holders. The Cash and cash equivalents line also includes a settlement of Spirit’s estimated transaction-related costs of $58.0 million.

5)	Accounts receivable, net was adjusted to eliminate Spirit’s historical straight-line rent receivable, net, of $185.2 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

6)	The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of Spirit’s historical carrying values for these assets, net of the associated accumulated amortization, of $389.1 million and (ii) the recognition of the fair value of these assets of $1.2 billion, based upon the preliminary valuation of the intangible real estate assets to be acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$803,589
Leasing commissions, legal and marketing costs	250,429
Above-market lease assets	179,712
Less: Elimination of historical carrying value of lease intangible assets, net	(389,100)
Total pro forma adjustment	$844,630

7)	The pro forma adjustments for Goodwill reflect: (i) the elimination of Spirit’s historical goodwill balance of $225.6 million, and (ii) the recognition of the preliminary goodwill balance associated with the Merger of $471.1 million based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 4.

8)	Other assets, net was adjusted to reflect (i) the elimination of Spirit’s deferred financing costs, net and capitalized lease transaction costs of $9.2 million, (ii) the elimination of Spirit’s historical carrying value for Loans receivable, net of $52.9 million, and (iii) the recognition of the fair value of the loans receivable and ground leases right of use assets of $50.3 million.

Liabilities

9)	The pro forma adjustment for Accounts payable and accrued expenses represents $60.0 million of estimated transaction-related costs to be incurred by Realty Income which have not yet been reflected in the historical consolidated financial statements of Realty Income. This line item also contains an accrual of $58.0 million of the estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements, as well as the assumed settlement of this amount. See Note 4 for additional details.

10)	The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of Spirit’s historical carrying values for the intangible lease liabilities, net of the associated accumulated amortization, of $106.8 million, and (ii) the recognition of the fair value of these intangible liabilities of $391.5 million, based upon the preliminary valuation of the intangible lease liabilities to be assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 4.

11)	In connection with the Merger, Realty Income expects to assume $3.9 billion of Spirit’s total historical cost debt outstanding as of September 30, 2023, with a weighted average interest rate of 3.4% and weighted average remaining term of 4.8 years. The pro forma adjustments for Term loan, net, Mortgages payable, net and Notes payable, net reflect: (i) the elimination of Spirit’s historical carrying values of the Term loan, net, Mortgages payable, net and Notes payable, net including the associated unamortized deferred financing costs and net discounts, of $1.1 billion, $4.5 million and $2.7 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, and (ii) the recognition of the fair value of $1.1 billion, $4.2 million and $2.3 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, based upon the preliminary valuation of these liabilities. The preliminary fair value of Term loan, net, Mortgages payable, net and Notes payable, net derived either based on (i) market quotes for identical or similar instruments in markets or (ii) discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table summarizes the pro forma adjustments to the Term loan, net, Mortgages payable, net and Notes payable, net (in thousands):

	Term loan, net	Mortgages payable, net	Notes payable, net
Elimination of historical carrying value of the remaining debt instruments, including unamortized deferred financing costs and net discounts	$(1,090,198)	$(4,545)	$(2,725,505)
Estimated pro forma fair value of liabilities assumed in the Merger	1,100,705	4,229	2,339,854
Total pro forma adjustment	$10,507	$(316)	$(385,651)

Equity

12)	The following table summarizes the pro forma adjustments for equity (in thousands):

	Preferred stock and paid-in capital	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive loss
Issuance of Realty Income common stock (a)	$-	$5,745,844	$-	$-
Issuance of Realty Income Series A preferred stock (b)	160,011	-	-	-
Settlement of Spirit’s equity-based awards (c)	-	18,234	(18,234)	-
Spirit transaction-related costs (d)	-	-	(58,000)	-
Elimination of Spirit’s historical equity balances (e)	(166,177)	(7,307,795)	3,094,475	(55,296)
Realty Income transaction- related costs (f)	-	-	(60,000)	-
Total pro forma adjustment	$(6,166)	$(1,543,717)	$2,958,241	$(55,296)

a)	The pro forma adjustment represents the issuance of Realty Income common stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income common stock issued to former holders of Spirit’s common stock is based on the adjusted per share closing price of Realty Income common stock of $53.22 on November 20, 2023.

b)	The pro forma adjustment represents the issuance of Realty Income Series A preferred stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income Series A preferred stock issued to former holders of Spirit Series A preferred stock is based on the fair value of Spirit Series A preferred stock of $23.19 on November 20, 2023.

c)	Represents the estimated fair value of fully vested Spirit Restricted Stock Awards and Spirit Performance Share Award units of $18.2 million which will be converted into Realty Income common stock upon the Merger Effective Time. The vesting of these awards is to be discretionarily accelerated and they will be converted into Realty Income common stock upon the Merger Effective Time, reflecting the value attributable to the post-combination services.

d)	The pro forma adjustment to distributions in excess of net income includes $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and which will be settled by Realty Income following the Merger Effective Time.

e)	The pro forma adjustment represents the elimination of Spirit’s historical equity balances and the $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit. Refer to note (d) above.

f)	The pro forma adjustment to distributions in excess of net income includes $60.0 million of estimated transaction costs to be incurred by Realty Income as a result of the Merger, which have not yet been reflected in Realty Income's historical consolidated financial statements.

Statements of Operations

The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated statements of operations as if the Pro Forma Transactions occurred on January 1, 2022.

Revenues

13)	Rental (including reimbursable)

The historical rental revenues for Realty Income and Spirit represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of Spirit acquired as part of the Merger, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.

The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Merger was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 10.2 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.

The following table summarizes the adjustments made to rental revenues for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	Elimination of historical amounts	Recognition of post-combination amounts(a)	Total pro forma adjustment
For the nine months ended September 30, 2023
Straight-line rent, net	$(26,127)	$35,555	$9,428
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(767)	15,583	14,816
Total pro forma adjustment	$(26,894)	$51,138	$24,244

For the year ended December 31, 2022
Straight-line rent, net	$(36,902)	$55,090	$18,188
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(2,190)	20,777	18,587
Total pro forma adjustment	$(39,092)	$75,867	$36,775

a.	Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties are not a part of the net assets acquired in the Merger.

14)	The pro forma adjustment to Other revenue of $1.2 million and $1.6 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, reflects the impact of the Merger on the amount recognized in Spirit’s historical consolidated statements of operations for the periods presented from the amortization of the fair value adjustment on Spirit’s Loans Receivables to be assumed in the Merger.

Expenses

15)	The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of Spirit acquired as part of the Merger, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 29.9 years; the weighted average useful life for tenant improvements is 10.2 years; and the weighted average remaining contractual, in-place lease term is 10.2 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for Spirit’s real estate properties to be acquired as part of the Merger for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Buildings and improvements (a)	$150,215	$200,286
Tenant improvements (a)	23,957	31,943
In-place leases and leasing commissions and marketing costs (a)	77,535	103,379
Less: Elimination of historical depreciation and amortization	(236,527)	(292,985)
Total pro forma adjustment	$15,180	$42,623

a.	Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties are not a part of the net assets acquired in the Merger.

16)	The pro forma adjustments to interest expense reflect the impact of the Merger on the amounts recognized in Spirit’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical deferred financing cost amortization, (ii) the elimination of historical amortization on net premiums/discounts, and (iii) the amortization of the fair value adjustment on Spirit’s interest swap assets, term loan, mortgages, and notes payable assumed in the Merger. The following table summarizes the pro forma adjustments to interest expense for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Elimination of Spirit historical deferred financing costs amortization	$(5,944)	$(5,410)
Elimination of Spirit historical amortization of net discounts	(982)	(1,269)
Amortization of the fair value adjustment on swap assets, term loan, mortgages and notes payable	69,992	93,322
Total pro forma adjustment	$63,066	$86,643

The pro forma adjustments for the amortization of the fair value adjustment on Spirit’s interest rate swaps, term loan, mortgages and notes payable assumed in the Merger were estimated based on a straight-line approach and the weighted average remaining contractual term of 3.0 years for the interest rate swaps, 7.3 years for mortgages payable, remaining contractual term of 2.8 years for term loan and 5.7 years for notes payable. The fair value adjustment on Spirit’s interest rate swaps, term loan, mortgages and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.

17)	Represents an adjustment to increase ground leases rent expense by $0.1 million for the nine months ended September 30, 2023, and $0.1 million for the year ended December 31, 2022 as a result of the revaluation of operating lease right-of-use assets and recognition of the above-market and below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and using a weighted average remaining lease term of 16.1 years. The fair value adjustment on Spirit’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

18)	Represents the adjustment to Merger and integration-related costs of $78.2 million for the year ended December 31, 2022 to recognize (i) additional post-combination compensation expense of $18.2 million associated with the fair value of Realty Income common stock issued to the holders of Spirit’s restricted stock awards and performance stock awards and (ii) estimated transaction-related costs of $60.0 million that are not currently reflected in the historical consolidated financial statements of Realty Income. These estimated transaction-related costs consist primarily of transfer taxes, advisor, legal, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Merger.

Note 5 – Pro Forma Net Income Available to Common Stockholders per Common Share

The following table summarizes the unaudited pro forma net income from continuing operations per common share for the nine months ended September 30, 2023, and the year ended December 31, 2022, as if the Pro Forma Transactions occurred on January 1, 2022 (in thousands, except per share data):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Numerator
Pro forma net income available to common stockholders	$782,101	$975,370
Denominator
Realty Income historical weighted average common shares outstanding	681,419	611,766
Spirit’s common stock converted into Realty Income common stock (141,331 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	107,694	107,694
Spirit’s Performance Share Awards converted into Realty Income common stock (803 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	612	612
Pro forma weighted average common shares outstanding – basic	789,725	720,072
Realty Income historical weighted average dilutive shares	710	415
Pro forma weighted average Realty Income common shares outstanding – diluted	790,435	720,487

Pro forma amounts of net income available to common stockholders per common share:
Basic and diluted	$0.99	$1.35